Exhibit 99.1


  NAVSTAR MEDIA TO ACQUIRE BEIJING BROADCASTING AND TELEVISION MEDIA CO., LTD.

     Will Add Major Content Producer to Chinese TV Stations, including CCTV

     Plans to Produce Pre-Olympic Sports Mini-Series for Broadcast prior to
                               2008 Beijing Games

          Announces Election of Yang Wenquan to the Board of Directors

NEW YORK - March 16, 2006 - Navstar Media Holdings, Inc. (OTCBB: NVMH.OB), a leading provider of television content in China, today announced that it has entered into a definitive agreement to acquire operational control and 70 percent ownership interest of Beijing Broadcasting and Television Media Co., Ltd. ("Beijing Media"), a leading content and production company in China. Navstar also announced the appointment of Yang Wenquan to its Board of Directors.

During the past five years, Beijing Media has produced approximately 10,000 hours of television programming, including TV series, movies and specials. The company currently produces approximately 500 hours of programming per year for CCTV, the major broadcast television network in mainland China. Led by a team of seasoned media professionals with a solid track record in production and distribution, Beijing Media is recognized for its consistently high-quality product and strong viewing shares.

"This acquisition is another step in our strategy to further build upon our content development capabilities to take advantage of the growth of China's media market," said Don B. Lee, Chief Executive Officer of Navstar. "Through this transaction, we will strengthen our operating management team, improve our production facilities, expand our distribution footprint and unlock new opportunities to drive our business. We welcome Yang Wenquan to our Board and look forward to working with him and the Beijing Media team as we seek to unlock the full potential of our resources."

Navstar will issue 2.4 million shares of its common stock to the existing shareholders of Beijing Media, including 1.5 million shares to complete the acquisition and 900,000 shares to secure a pre-Olympics 2008 Beijing Games sports mini-series featuring top Chinese athletes. The 900,000 shares will be returned to Navstar if the show cannot be secured. Navstar will consolidate its television content production capabilities under the umbrella of Beijing Media to streamline and more effectively manage its operations.

Navstar's newly elected Board member Yang Wenquan, a major shareholder in Beijing Media and currently Chairman of Beijing Ruixing Shiji Investment Co., Ltd., previously, served as the Marketing Manager of Beijing Industry Development Group. Prior to that, Mr. Wenquan served as the General Manager of Beijing Yuixing Advertisement Co., Ltd. and as an official in the Beijing Municipal Government Foreign Affairs Service. He has produced many popular TV series, programs and movies, such as the 30 episode Fenglin Pavilion, the movie The Person Loving Me is Gone and the daily TV show At Your Service.


About Navstar Media Holdings, Inc.

Navstar Media Holdings, Inc. (OTCBB:NVMH.OB), is a leading provider of television content in China. The Company intends to grow through internal expansion and strategic acquisitions in the largest emerging media market in the world. In addition to content production, licensing and distribution, Navstar is also engaged in advertising, televised cultural events, corporate communications and exhibitions.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All the unaudited numbers and data provided in this press release are based on estimates according to the knowledge of the Company and may be subject to changes that are beyond the control of the Company. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."


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Contact Information:

Navstar Media Holdings, Inc.
Don B. Lee
646 688 4413

Brainerd Communicators, Inc.
Ray Yeung (media)
Todd St.Onge (investors)
212 986 6667